Exhibit 99.1

One Stop Systems Announces Chief Financial Officer Transition

Daniel Gabel Appointed Chief Financial Officer, Treasurer and Secretary

ESCONDIDO, Calif. – November 6, 2024 – One Stop Systems, Inc. (OSS or the Company) (Nasdaq: OSS), a leader in rugged Enterprise Class compute for artificial intelligence (AI), machine learning (ML) and sensor processing at the edge, today announced Daniel Gabel has been appointed CFO, Treasurer, and Secretary, effective November 11, 2024. Gabel will succeed John Morrison, who has announced his retirement from OSS. Morrison has served as the Company’s CFO, Treasurer, and Secretary since September 2017 and will remain with the Company as a non-executive employee from November 11, 2024, until November 30, 2024, to ensure a seamless transition.

“I want to thank John for his commitment and dedication to OSS. John has played a key role in developing our business strategies and ensuring long-term financial excellence. On behalf of everyone at OSS, I wish John the best in his retirement,” stated Mike Knowles, Chief Executive Officer.

“As part of this transition, I am pleased to welcome Daniel to the Company. Daniel is a proven CFO that has led high-performing financial and accounting teams at some of the world’s top defense contractors. Throughout his career, Daniel has leveraged his industry knowledge and strategic skillset to improve performance and drive financial excellence, while ensuring strong leadership and financial controls. Today’s announcement represents a natural evolution for OSS. Over the past 18 months, we have assembled a new leadership team that is aligned with the growth strategies we are pursuing across large, high-growth, and high-margin commercial and defense markets. I look forward to working with Daniel, and the entire leadership team, to take OSS to the next level and create lasting value for our shareholders.”

Gabel brings over 14 years of accounting, financial, and strategic leadership within the defense industry to OSS. Most recently, Gabel served as the CFO of CAES’ Defense System Division, a division of Honeywell that provides advanced electronic solutions to the U.S. aerospace and defense industry. Prior to this, Gabel spent over 10 years at RTX Corporation (Raytheon) across various finance and accounting roles, and within several different divisions, including serving as CFO from 2021 – 2023 of SEAKR Engineering, a Raytheon subsidiary. Gabel has a Master of Business Administration from Southern Methodist University and a Bachelor of Science in Business Administration from the University of Southern California.

About One Stop Systems
One Stop Systems, Inc. (Nasdaq: OSS) is a leader in AI Transportable solutions for the demanding ‘edge.’ OSS designs and manufactures the highest performance compute and storage products that enable rugged AI, sensor fusion and autonomous capabilities without compromise. These hardware and software platforms bring the latest data center performance to the harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As the fastest growing segment of the multi-billion-dollar edge computing market, AI Transportables require—and OSS delivers—the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on X, YouTube, and LinkedIn.

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, variability in the timing or magnitude of the revenue attributable to this program win, fitness of the video concentrator for the visualization application, vehicles the video concentrator is deployed on and technical specifications of the final solution. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our latest Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:
Robert Kalebaugh
One Stop Systems, Inc.
Tel (858) 518-6154
Email contact

Investor Relations:

Andrew Berger

Managing Director

SM Berger & Company, Inc.

Tel (216) 464-6400

Email contact